Strictly private and confidential

My Size Inc.

Executive Summary

January 2015

BDO Ziv Haft
Amot Bituach House Building B, 48
Menachem Begin Road, Tel Aviv
66180
Israel
www.bdo.co.il

This executive summary, the analyses and conclusions are based on information that has been generated or reviewed by BDO Ziv Haft Consulting & Management Ltd. (hereinafter: "BDO").

The analysis and conclusions contained herein are based on various assumptions, which subject to uncertainty. Future results or values could be different from the forecasts and analyses contained herein.

BDO makes no representations or warranty, express or implied, as to the accuracy or completeness of the underlying assumptions, estimates analyses or other information contained in this executive summary, and nothing contained herein is or shall be relied upon as a promise or a representation, whether as to the past, the present or the future.

This executive summary is for the use of My Size Inc. It is not intended to, and may not, be relied upon by any other party and, therefore, any other person or entity who received this executive summary or the information contained herein, with BDO permission or otherwise, is hereby put on notice that (1) they are responsible for their own analyses and may not rely on any information contained herein, and (2) BDO makes no representations or warranties, including as to the accuracy or completeness of the information contained herein or any other written or oral communication transmitted or made available to (the third party) and expressly disclaims any and all liabilities based on such information or on omissions there from.

Respectfully submitted,
BDO Ziv Haft
Consulting & Management Ltd.

Executive Summary- My Size

Enhancing the Shopping Experience for Retailers and Customers

MYSIZEID
PERFECTING ONLINE SHOPPING!

My Size Inc. is developing a technology that can revolutionize the online retail shopping market.

My Size technology allows shoppers to measure themselves and create a unique size ID that will perfectly fit their body for clothing, without the need to physically try the clothes on.

My Size technology aims to significantly reduce the rate of returns on online clothing sales, which are returned to the sender as a result of ill-fitting. This provides benefits to the retailer by cutting the shipping costs associated with returns and to the customer who can now quickly find clothes that fit while shopping online from their computer or smartphone.

The Problem

Currently, 15% of apparel sales are done online, lagging behind online sales in other categories such as electronics, furniture and media devices. On line sales reduce costs to the retailers by lowering overhead costs. A large reason for online apparel sales being smaller than other industries is because customers want to come in and try on clothes to make sure they fit.

The My Size product will ensure to the customer that they are buying clothes that will fit, without the need to go into the store and try it on.

Also, when customers shop online for clothes, they often order the same item in multiple sizes. After trying on the different sizes, they then ship back the items that don't fit property to the retailer.

Many retailers offer free shipping on returns, putting the cost on themselves. As much as one-third of all online sales are returned to the retailer. In an industry that totaled $54.2 billion in online sales, approximately $26.7 in apparel was returned to the retailer. The shipping costs to the retailers on these returns can range anywhere between $5-$10[1].

Retailers are searching for ways to encourage shoppers to return less. My Size Inc. offers an easy to use mobile technology that solves this problem.

[1] Rampant Returns Plague E-Retailers, Wall Street Journal, 2013-12-22

BDO Ziv Haft Consulting Group

Executive Summary- My Size

My Size Products

Our products, currently in development include:

1. **My Size ID:** This app lets consumers create a secure, online profile of their personal measurements, which can then be utilized with partnered online retailers to insure that no matter the manufacturer or size chart, they will always get the right fit. The MyizeID App utilizes a patent-pending measurement technology that does not rely on user photographs nor any additional hardware; all you need to do is scan your body with your smartphone and the app records your measurements!

2. **In Store Shopping Tool:** Users of MySize can allow brick and mortar merchants to access their profile to receive more personalized attention. This concierge-like service enables the salesperson to better serve customers by accessing a user's size and style preferences to make the in-store shopping experience more pleasant, time-efficient and satisfactory.

3. **Cross Site Search Feature:** The MySizeID Profile will enable users to search for a specific product or item across multiple online retailers, but unlike most shopping comparison shopping tools, MySizeID delivers results that fit each individual user's measurements. This feature can be customized for personalized filters that go beyond sizing and measurements, and can also include a user's favorite colors, brands, styles and more!

How Our Technology Works

My Size technology will allow the end user to take his own measurements using his Smartphone device. The application operates based on the use of sensors installed in smartphones which enable, through a specific purpose application, to measure the body of each customer by simply scanning the camera across the customers body. The technology is able to scan the customer's measurements from a "balanced surface" with the customer standing in front of the camera.

The measurements will then be saved on the Company's cloud database, enabling the user to search for clothes in various retailer websites without worrying about size. When a search is made, the retailer connects to the Company's cloud and only provides results based on the user's measurements and other parameters as he may have defined. This data will also be saved for when a customer enters a brick and mortar store to help serve the customer more efficiently and to better the shopping experience.

The Company recently completed a feasibility study regarding its technology and reported on January 8th, 2015 that in its research, it found no other products that used a version of the Company's technology.

As soon as an item is purchased, the retailer will be charged a certain percentage of the acquisition price. The rate to be charged has not been determined at this stage and will be measured following negotiations with fashion companies, in a more advanced stage of the development.

Executive Summary- My Size

The Market

Clothing retailers have gained substantial growth in revenues by offering consumers an online platform to perform their shopping. Apparel sales in the U.S. totaled $361.3 in 2013, with 15% of that being from online sales, approximately $54.2 billion in online sales[2]. Over the next 4 years, this percent of total sales is expected to increase to about 20%[3].

As online shopping becomes easier and more secure, global e-commerce sales are projected to grow at a cumulative annual growth rate of 14.6% through 2017, to reach about USD 2 trillion, as illustrated below.



CAGR: 14.6%
2,500
2,000
1,500
1,000
500
-
1,043
1,221
1,445
1,655
1,860
2,065
2012
2013
2014
2015
2016
2017

The Market (continued)

Additionally, mobile ecommerce is expected to total 25% of the total ecommerce market by 2017, as the chart demonstrates below. As Smartphones become more common and sophisticated, consumers will be able to shop wherever they are, strengthening the ecommerce market.



120
100
80
60
40
20
0
180%
160%
140%
120%
100%
80%
60%
40%
20%
0%
13.63
24.81
38.84
53.41
71.16
92.39
108.56
169%
82%
57%
38%
33%
30%
25%
7%
11%
15%
18%
21%
24%
18%
2011
2012
2013
2014
2015
2016
2017
Retail m-commerce sales
% change
% of retail e-commerce

Source: onbile.com

[2]Retail Ecommerce Set to Keep a Strong Pace Through 2017, Emarketer, 2013-04-22

[3] E-COMMERCE AND THE FUTURE OF RETAIL: 2014 [SLIDE DECK], Business Insider, 2014-08-22

Executive Summary- My Size

Competitive Advantage

My Size's advantage lies in its easy to use application in recording body measurements. Using special algorithmic equations, the software is able to determine which sizes will best fit the customer. The collection of this data, and tracking shoppers' preferences, allows for a unique shopping experience both online and in brick and mortar stores where the technology can instantly match clothes the customer likes in sizes that will fit them.

As mentioned, 15% of apparel sales are done online. This is lower than other consumer goods such as media & sporting items, electronics, and furniture. The likely reason for this is that people want to try on clothes before buying them. My Size believes its technology will reduce customer apprehensiveness by telling the customer what will fit when searching online for clothes.



% of Total Sales Done Online (2013)
45%
40%
35%
30%
25%
20%
15%
10%
5%
0%
40%
29%
18%
15%
5%
1%
Media & Sporting
Electronics
Furniture
Clothing & Accessories
Health % Personal
Food and Beverage

Source: Source: Business Insider

Competition

As mentioned, My Size offers a unique, easy to use product that automatically and accurately determines your clothing size. The Company recently announced on the Tel Aviv Stock Exchange that it had conducted a feasibility study that determined that there are no technologies that allow a smartphone's camera to sit on a balanced surface and accurately record a shopper's measurements.

However, My Size does face competition in helping retailers reduce shipping costs. Some competitors include:

1. True Fit Corp: Collects data points on apparel items and then shows customer on a screen how a specific apparel item will fit them.

2. Mipso: Another "fit problem solution" technology that requires individuals to type in their measurements to use the product.

3. Internal Retailer Solutions: Retailers themselves are trying to find ways to reduce customer returns. Such methods include:

    - Sending customers coupons to purchase items that don't get returned as often (i.e. jewelry and beauty products)

    - Collecting purchasing and return history to persuade customer to buy the right sized product in the future.

Executive Summary- My Size

Agreement with Trucco

MySize has an agreement with Trucco, a leading Spanish fashion company, to conduct a pilot for its technology. MySize's unique measuring and ID technology will be available for Trucco's online and offline customers, to enable a more effective online shopping experience and the customization for clothing articles to their measures.

The pilot will provide the company with the first opportunity to apply the technology it has developed and test it, featuring a leading clothing enterprise.

About Trucco

Trucco is a leading Spanish brand for women. Trucco has more than 240 shops in 20 countries throughout Europe, China, Asia Pacific, and South America.

Trucco has positioned itself in a very specific niche market: Dynamic, professional women, with a medium to medium high purchasing power who crave wearable and styling fashion, quality, and service.

Trucco's loyalty club, Club Estilo, has over 300,000 members.

TRUCCO

Executive Summary- My Size

Income Sources

The Company sees four methods of producing revenue through its application:

1. Fees- The Company will charge sellers with a fee for every garment and clothing item purchased using its services.
2. Advertisements- the Company may generate revenue by using specialized ads using its database to identify the user's exact needs.
3. Second Hand Goods- the Company may offer its services for private sellers of garments and clothing, such as through "ebay" and the like. In this case, the seller will pay a fee if the purchase was made using the Company's application.
4. "Offline Shopping"- the Company may offer its services for clothing and fashion stores, for real-time use by their customers. The service may allow the store to immediately offer the customer a fitting garment suitable for his taste and size.

Projected Income

The global e-commerce market is projected to reach about USD 2 trillion in 2017[4]. Therefore if the online garment market will keep its 2012 share of the e-commerce market, of 15% and assuming My Size will hold 0.1% of the market in 2015, 0.3% in 2016 and 0.5% in 2017, its income would be derived from the following values (USD, millions):


CAGR: 84%
Market Share, USD, millions
1800.0
1600.0
1400.0
1200.0
1000.0
800.0
600.0
400.0
200.0
0.0
252.7
851.8
1576.4
2015
2016
2017

[4] See My Size Market Analysis Report